UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

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Vanguard Health Systems, Inc.

(Name of Registrant as Specified in Its Charter)

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SUPPLEMENT DATED AUGUST 26, 2013

TO

INFORMATION STATEMENT DATED JULY 26, 2013

GENERAL INFORMATION

These supplemental disclosures to the definitive information statement on Schedule 14C (the “Definitive Information Statement”), filed by Vanguard Health Systems, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), on July 26, 2013 and first mailed to the Company’s stockholders on or about August 1, 2013, are being made to update certain information and to respond to certain allegations made by plaintiffs in the stockholder litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2013, by and among the Company, Tenet Healthcare Corporation, a Nevada corporation (“Parent”), and Orange Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Defined terms used but not defined herein have the meanings set forth in the Definitive Information Statement.

SETTLEMENT OF LITIGATION

This supplemental disclosure is being filed in connection with the Company’s entry into a memorandum of understanding with the plaintiffs (the “Memorandum of Understanding”), regarding the settlement of certain litigation relating to the Merger Agreement. As previously disclosed on page 8 and beginning on page 42 of the Definitive Information Statement, two putative class action lawsuits relating to the Merger Agreement filed by purported stockholders were brought against the Company and the Company’s directors, each of which also named Merger Sub and Parent as defendants. Both lawsuits were filed in Tennessee state court and alleged that the directors of the Company breached their fiduciary duties by approving the Merger through an unfair process and at an unfair price, and alleged that the Company, Merger Sub and Parent aided and abetted the breach of their fiduciary duties. On July 26, 2013, the complaints were consolidated and an amended complaint was filed. This amended complaint replaced the two putative class actions and seeks to enjoin the Merger and to create a constructive trust for the purportedly improper benefits received by the directors of the Company.

The Company entered into the Memorandum of Understanding with the plaintiffs regarding the settlement of the lawsuits on August 26, 2013.

The Company believes that no further disclosure is required to supplement the Definitive Information Statement under applicable laws; however, to avoid the risk that the lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the proposed settlement, (a) to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below, and (b) not to object, based on untimeliness, to a written demand for appraisal from a stockholder who desires to exercise appraisal rights under Section 262 of the Delaware General Corporation Law if such demand is delivered by no later than September 6, 2013. The Memorandum of Understanding provides that the actions will be dismissed with prejudice in connection with final approval of the settlement by the court.

SUPPLEMENTAL DISCLOSURES

In connection with the settlement of the actions as described in this supplemental disclosure, the Company has agreed to make these supplemental disclosures to the Definitive Information Statement. These supplemental disclosures should be read in conjunction with the Definitive Information Statement, which should be read in their entirety.

The following disclosure supplements and restates the last paragraph on page 14 under the heading “Background of the Merger”.

During early 2012, the Company engaged with Bidder A, a large predominately non-profit health system, and began having discussions regarding a strategic combination. On February 8, 2012, the Company entered into a non-disclosure agreement with Bidder A. On May 14, 2012, Company management met with Bidder A to discuss the implications and opportunities for a combination of the two organizations. Several days subsequent to the meeting, Bidder A called Company management expressing a desire to postpone further discussions until the end of the year due to other priorities. During the second half of 2012, the Board and Company management also began considering and discussing certain alternative strategies. On July 26, 2012, senior management, in consultation with certain members of the Board, contacted J.P. Morgan to explore strategic alternatives relating to the Company, including a possible sale of the Company’s real property. On August 1, 2012 and September 25, 2012, advisors from J.P. Morgan met with members of the Board and Company management and presented and discussed several potential structures pursuant to which the Company could monetize its real property assets. Transactions considered included (i) a separation of the Company’s existing business into one company that would hold its real estate assets and another company that would hold its operating assets, (ii) a third-party sale or distribution to Company stockholders of the operating business, (iii) a real estate investment trust (“REIT”) acquiring the real estate company for cash and/or stock and/or (iv) the entry into a lease and/or management agreement between the real estate holding company (or acquiring REIT) and the operating business covering the acquired real property assets. J.P. Morgan’s representatives highlighted to the Board and Company management that a sale of the Company’s real estate to a REIT could demand a significant premium, based on the fact that REITs had been trading at significantly higher multiples than operators of acute care facilities, historically low interest rates and the need of certain REITs to continue to execute acquisitions to meet investor return targets. J.P. Morgan noted that certain REITs were actively in the process of expanding their medical-care-related portfolios due to favorable macroeconomic trends and noted the REITs’ relatively low cost-of-capital. J.P. Morgan’s representatives also discussed the financial analysis J.P. Morgan conducted with regard to the proposed structures, including illustrative financial statements prepared in connection therewith, and summarized and described comparable precedent transactions. At the August 1, 2012 meeting, J.P. Morgan’s representatives presented to the Board a financial analysis based upon Company management’s financial projections that reflected a range of values of the real estate company of approximately $2.54 billion to $3.48 billion and a range of values of the operating company of approximately $1.06 billion to $2.13 billion, noting that the midpoints of these valuations would imply additional equity value in the range of approximately $608 million to $1.26 billion, or a $10.89 implied value creation per share. J.P. Morgan’s representatives also presented to the Board a sum-of-the-parts value range based upon Company management’s financial projections of approximately $5.56 billion to $6.04 billion, which would imply additional equity value in the range of approximately $1.89 billion to $2.37 billion.

The following disclosure supplements and restates the seventh paragraph on page 17 under the heading “Background of the Merger.”

On April 24, 2013, at a meeting of the Board, representatives of J.P. Morgan updated the directors as to the proposals received from Bidder B and Bidder C and provided an overview of the Company’s ongoing pursuit of potential partnerships, acquisitions and sales. Bidder B submitted an all-cash proposal to purchase the Company’s real property assets and spin off the Company’s operating assets to the Company’s stockholders, which proposal valued its offer at $22.25 per share, consisting of a cash payment of $12.37 per share and a continuing interest in the publicly-traded operating company with an indicative value of $9.88 per share. Bidder C submitted a proposal to purchase the Company’s real property assets that noted flexibility with respect to the form of consideration and with respect to whether the operating assets be spun off or sold to a third party. The proposals submitted by Bidder B and Bidder C (as calculated based on the implied equity value per diluted share at the mid-point of each proposal’s range, taking into account the terms of the proposals’ contemplated leases between the REIT and the operating company) valued the Company (taking into account both the Company’s real property assets and its operating assets) at $17.32 per share and $16.31 per share, respectively, based upon the Company’s capital structure and assumed transaction expenses, as well as an operating company multiple of 6.0x and pro forma rent capitalized at 8.0x. Each proposal also contemplated restrictions on the operations of the spun-off operating company, including financial and operating covenants and broad transfer restrictions. During the presentation, J.P. Morgan’s representatives noted that the offers received from the two REITs were lower than J.P. Morgan, Company management and the Board had expected and unsatisfactory, even when taking into account the disruption caused by PHP not having been awarded the program contract in March 2013. The Board also discussed the potential impact of the covenants and restrictions imposed on the operating company under the terms of the Bidder B and Bidder C proposals. In addition, the Board discussed the difficulties, risks and uncertainties with respect to the Bidder B and Bidder C proposals in valuing the operating assets to be spun off to the Company’s stockholders or the price at which such spun-off company would be traded, as well as the fact that such spun-off company would be initially dependent on the REIT buyer as its sole landlord.

The following disclosure supplements and restates the ninth paragraph on page 17 under the heading “Background of the Merger.”

Also at the April 24, 2013 meeting, J.P. Morgan’s representatives reviewed with the Board considerations regarding the Company’s pursuit of a potential acquisition of Target A, including J.P. Morgan’s estimate, based on projections from Company management, of a range of $21.00 to $27.00 for the implied share price of the Company after giving effect to the proposed acquisition, that such an acquisition could deliver potential synergies to Company stockholders, enhance the Company’s scale and take advantage of current conditions in the debt and equity markets. J.P. Morgan’s representatives also reviewed with the Board the results of J.P. Morgan’s analysis concerning the present value of the Company’s future stock price after giving effect to a potential acquisition with Target A, noting a range of $15.41 to $25.78 per share using 2014 inputs, including Company management’s projections for the Company for the year 2014, a range of $19.07 to $28.89 per share using 2015 inputs, including Company management’s projections for the Company for the year 2015, and a range of $21.70 to $30.70 per share using 2016 inputs, including Company management’s projections for the Company for the year 2016. The Board also noted certain risks and uncertainties with respect to an acquisition of Target A, including the resulting increase in the Company’s leverage, heightened exposure to certain near-term regulatory and economic uncertainties and various execution risks (such as the potential divestiture of Company assets, increased regulatory supervision and integration risks).

The following disclosure supplements and restates the third full paragraph on page 18 under the heading “Background of the Merger.”

On May 8, 2013, Company management received a revised verbal indication of interest from Bidder B to purchase the Company’s real property assets and spin off from the Company its operating assets to the Company’s stockholders, which proposal (as calculated based on the implied equity value per diluted share, taking into account the terms of the contemplated lease between the REIT and the operating company) valued the Company (taking into account both the Company’s real property assets and its operating assets) at $18.28 per share, based upon the Company’s capital structure and assumed transaction expenses, as well as an operating company multiple of 6.0x and pro forma rent capitalized at 8.0x. Company management did not view Bidder B’s revised proposal as attractive for reasons similar to those determined after the submission of Bidder B’s initial bid.

The following disclosure supplements and restates the last paragraph on page 29 under the heading “Discounted Cash Flow Analysis.”

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company Common Stock. Discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “Present Value.” “Unlevered Free Cash Flows” is defined as EBIT, less taxes, plus depreciation and amortization, less increases in net working capital, less capital expenditures. J.P. Morgan treated stock-based compensation as a cash expense for purposes of its analysis. “Present Value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal Value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. In performing this analysis, J.P. Morgan used the Unlevered Free Cash Flows that the Company is projected to generate during fiscal years 2014 through 2023 provided by the Company management. Based on Company management’s estimate of a 1.0% terminal value growth rate in the industry in which the Company operates, J.P. Morgan also calculated a range of Terminal Values of the Company by applying a terminal value growth rate ranging from 0.5% to 1.5% to the unlevered free cash flow of the final year of the ten year period. The Unlevered Free Cash Flows and the range of Terminal Values were then discounted to present values using a range of discount rates from 7.5% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, which included an analysis of the companies listed under the “Public Trading Multiples” described above. In calculating this range of discount rates, J.P. Morgan assumed a risk-free rate of 2.3% based on the U.S. 10-year treasury bond yield as of June 20, 2013, an equity risk premium of 6.5% to 7.5%, a levered beta of 1.1 to 1.6, pre-tax cost of debt of 5.5% and a debt-to-total-capital ratio of 50%. J.P. Morgan also calculated a range of 1-year forward terminal EBITDA multiples of 5.1x to 6.3x Based on the results of this analysis, J.P. Morgan arrived at an estimated range of equity values for the Company Common Stock of between $16.49 and $24.62 per share.

Based on the results of the foregoing analysis, J.P. Morgan calculated the following implied per share values of the Company:

Discount Rate	Terminal Value Growth Rate
	0.5%	1.0%	1.5%
7.50%	$19.86	$22.06	$24.62
7.75%	$18.12	$20.13	$22.45
8.00%	$16.49	$18.33	$20.45

The following disclosure supplements and restates the third and fourth paragraphs on page 32 under the heading “Certain Company Forecasts.”

The following table presents a summary of the material unaudited Projections, as described above:

Summary Financial Projections

(dollars in millions)

	Year Ending June 30,
	2012A	2013E	2014E	2015E	2016E	2017E
Revenue	$5,949	$6,036	$6,080	$6,499	$6,882	$7,247
EBITDA(1)	$576	$557	$556	$626	$689	$757
Adjusted EBITDA(2)	$544	$531	$556	$626	$689	$757
Net Income	$59	$48	$63	$82	$106	$149
Depreciation and Amortization	$258	$256	$268	$289	$307	$308
Capital Expenditures(3)	$293	$419	$500	$226	$201	$201
Free Cash Flow(4)	$114	$(48)	$(121)	$208	$294	$365

(1)	EBITDA is income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, pension expense (credits), and discontinued operations, net of taxes.
(2)	Reflects pro forma adjustment to exclude $32.3 million and $26.0 million of EBITDA in FY2012 and FY2013, respectively, related to the PHP contract that was converted to a capped contract in April 2013.
(3)	FY2013 and FY2014 capital expenditures reflect expansion initiatives. The April 8, 2013 revised projected financial information for FY2013 and FY2014 capital expenditures were $524 million and $450 million, respectively.
(4)	Free cash flow is EBITDA less capital expenditures less cash interest.

Based on the Projections and guidance from Company management relating to management’s assumptions relating to revenue growth, EBITDA margin, depreciation and amortization, working capital and capital expenditures, J.P. Morgan generated the following projections, which were approved by Company management:

	Year Ending June 30,										Terminal Period
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Revenues	$6,080	$6,499	$6,882	$7,247	$7,579	$7,872	$8,120	$8,318	$8,460	$8,545	$8,631
EBITDA	$556	$626	$689	$757	$781	$800	$814	$822	$824	$820	$829
Depreciation & Amortization (D&A)	(268)	(289)	(307)	(308)	(308)	(308)	(308)	(308)	(308)	(308)	(308)
EBIT	$288	$337	$381	$450	$474	$493	$506	$514	$516	$513	$521
Taxes	(112)	(131)	(149)	(175)	(185)	(192)	(197)	(201)	(201)	(200)	(203)
Tax Rate %	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%
EBIAT	$176	$205	$233	$274	$289	$300	$309	$314	$315	$313	$318
Add: D&A	268	289	307	308	308	308	308	308	308	308	308
Less: (Increase) in Net Working Investment	19	32	11	6	(7)	(5)	(4)	(3)	(2)	(1)	(1)
Less: Capital Expenditure	(500)	(226)	(201)	(201)	(221)	(241)	(261)	(281)	(301)	(321)	(321)
Unlevered Free Cash Flow	$(37)	$301	$350	$387	$369	$362	$351	$338	$320	$298	$303

Except as may be required by applicable securities laws, the Company does not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement contains certain “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “continues” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations on these words and similar expressions. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect the Company’s business. These factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals;

•	changes in the business or operating prospects of the Company;

•	changes in healthcare and other laws and regulations;

•	economic conditions;

•	adverse litigation or regulatory developments;

•	competition;

•	success in implementing business development plans and integrating newly acquired assets;

•	the ability to hire and retain healthcare professionals;

•	the ability to meet capital needs, including the ability to manage indebtedness; and

•

other risks detailed in the Company’s reports filed with the SEC, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended June 30, 2013.

The Company believes that the assumptions on which its forward-looking statements are based are reasonable. However, the Company cannot assure you that the actual results or developments it anticipates will be realized or, if realized, that they will have the expected effects on the Company’s business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed herein and attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date hereof. Except as required by applicable law or regulation, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed Merger involving the Company and Parent. The Company has filed an information statement for its stockholders containing the information with respect to the Merger specified in Schedule 14C promulgated under the Exchange Act and describing the proposed Merger. The Definitive Information Statement has been mailed to the Company’s stockholders. The Company and Parent may be filing other documents with the SEC as well. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website, http://www.sec.gov or from the Company by directing a request by mail or telephone to 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee, 37215, Attention: Investor Relations, (615) 665-6000.